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PRAXAIR, INC.

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Praxair, Inc. Supplemental Proxy Materials

For the Annual Meeting of Shareholders to be Held on April 25, 2017

Dear Shareholder:

We are asking for your support by voting as the Board of Directors recommends on all proposals at the 2017Annual Meeting of Shareholders. In particular, we request that you vote FOR Item 3, the Say-on-Pay proposal. We are providing you with this additional information regarding this proposal in order to address the critical oversights made by Institutional Shareholder Services (“ISS”) in recommending against the Say-on-Pay proposal in its report of April 4, 2017 (“ISS Report”), contrary to the Board’s recommendation. We believe our executive compensation program is appropriately designed, competitive with market practices, has significant pay at risk and adequately balances short-term to long-term incentive payouts to ensure shareholder alignment. It is worth noting that one of the other proxy advisory firms, Glass Lewis, recommended a FOR vote on this item in its report dated March 27, 2017.

In addition, we are updating certain disclosure regarding the forfeiture of performance share unit awards contained in Praxair’s Proxy Statement dated March 15, 2017 and filed with the Securities and Exchange Commission (“Proxy Statement”). See page 6 of these materials for more detail. The information in this document supplements the information contained in Praxair’s Proxy Statement.

We believe that the ISS voting recommendation is not warranted because:

•

Our executive compensation program is structurally sound, contains the same pay components, plans and policies that were strongly supported by shareholders who approved the Say-on-Pay proposal by a 94% favorable vote in 2016, and the compensation program has remained the same since the Compensation Committee made substantial changes to the program in 2016 in direct response to shareholder feedback.

•

ISS supported the executive compensation program design changes in its 2016 recommendation, and its report illustrates that three-year realizable pay is lower than the three-year granted pay. Partially as a result of the 2016 design changes, in examining the CEO’s total variable compensation earned in 2016, pay remains aligned with performance.

•	The Compensation Committee has kept the CEO’s targeted total pay virtually unchanged over multiple years.

•

The ISS report indicates that Praxair’s Total Shareholder Return (“TSR”) for 2016 exceeded that of the S&P 500, and the Company led the ISS peers in multiple key financial return measures over a three year period. Praxair has consistently delivered strong financial and operating performance over the long term as presented in the following pages.

•

In furtherance of our strategic, non-financial goals, on December 20, 2016, Praxair and Linde AG (“Linde”) announced that the companies intend to combine in a merger of equals which we believe would create significant long-term, sustainable value for shareholders.

Your vote is important to us. Please do not hesitate to contact us as noted at the end of these materials if you have any questions or would like to discuss these matters further.

Reasons to Support Praxair’s 2017 Say-on-Pay Proposal

Significant changes to executive compensation design were made for 2016.

In response to, and after carefully considering shareholder feedback, the Compensation Committee approved a number of changes to the Company’s executive compensation program for 2016. The changes were made to further align executive compensation with shareholder interests and include:

•	The elimination of the Compensation Committee’s discretion to make upward adjustments to the CEO’s annual variable compensation award while retaining the ability to decrease his payout if deemed appropriate;
•	Reducing and limiting the impact of non-financial performance on annual variable compensation payouts to Named Executive Officers (“NEOs”) by requiring that financial performance account for at least 80% of total business performance;
•	Revising the annual variable compensation program to add an operating cash flow goal in place of working capital and increase the weighting of net income results in determining payouts;
•	Adding three-year relative TSR performance share units (“PSUs”) to the long term equity mix while retaining awards with a Return on Capital (“ROC”) measure and eliminating awards with an earnings per share (“EPS”) measure; and
•	Disclosing TSR and ROC PSU performance goals in the year of grant.

These changes were first disclosed in the Company’s 2016 proxy statement and ISS and Glass Lewis supported the design changes. Shareholders approved the Say-on-Pay proposal in April 2016 with 94% of shares voted in its favor compared to 62% in favor in 2015 before the changes were made.

Pay is aligned with performance.

Praxair’s executive compensation program provides a balanced mix of annual and long-term incentives, with performance goals that are established to motivate executives to deliver strong business results in line with shareholder expectations and to build and support a sustainable performance-driven culture.

The chart below illustrates the 2016 and 2014-16 performance and accompanying payout percentages for the components of our NEOs’ annual and long-term incentive payouts and clearly demonstrates the relationship of the executive compensation program payouts to performance.

	Annual Variable Compensation				Equity Awards
	Financial Goals			Strategic Non- Financial	2014-2016 ROC PSUs	2014-2016 EPS PSUs	2014 Stock Options
	Sales	Net Income	Operating Cash Flow
weighted target	15%	60%	25%	-35% to +35%	30%	30%	40%
performance	met goal	failed to meet goal	exceeded goal	favorable	failed to meet goal	failed to meet threshold*	under water**
payout	15% «	36% i	34% h	21% h	18% i	0% i	0% i
total payout	106%				18%
*	see page 6 for more detail
**	$128.80 exercise price, $117.19 stock price on December 31, 2016

CEO targeted total pay has been flat for multiple years.

The CEO’s targeted total pay (target total direct compensation or “TDC”) is comprised of a fixed base salary plus pay at risk, the ultimate value of which is tied to performance. The targeted pay at risk accounted for 89% of Mr. Angel’s TDC in 2016 and was comprised of annual performance-based variable cash compensation and equity awards. In 2016, the equity award value was split into 50% stock options and 50% PSU awards, and all values are reported as calculated in accordance with U.S. GAAP.

The chart below shows that from 2012-2016, the CEO’s target TDC has been relatively flat while TSR has increased. Indexed TSR assumes an initial investment of $100 on December 31, 2011, and that all dividends have been reinvested.

Response to Specific ISS Report Items

The ISS Report identifies a number of issues in its assessment of our executive compensation program that were used to support an “against” recommendation that we believe are inaccurate or do not fully represent the facts.

•	ISS asserts “the CEO’s fixed pay and cash opportunities increased… despite long-term lagging TSR results.” As illustrated in the TDC chart above, the CEO’s TDC has remained essentially flat for the past five years. While it is true his base salary increased by $18,750, his cash opportunity actually decreased with the elimination of the individual performance factor opportunity (up to 150% of the annual incentive) that occurred in connection with the 2016 executive compensation program design changes.

•	Due to its own equity valuation methodology, ISS maintains the Compensation Committee is awarding a 60/40 mix of stock options and PSUs. The Company follows U.S. GAAP for its equity award valuation, and as illustrated in the TDC chart above, the equity award mix for the past five years was 50% options plus 50% PSUs in 2012; 40% options plus 60% PSUs for 2013 through 2015; and 50% options plus 50% PSUs for the 2016 awards.

•	ISS highlights the lowering of performance targets without a commensurate decline in potential payouts. In criticizing the Company for setting lower financial targets in 2016 than actual 2015 results, ISS did not take into account industry dynamics and other external challenges that demonstrate the rigor of the performance goals which were in line with external earnings guidance. As described on pages 42 and 43 of the Proxy Statement in the Compensation Discussion & Analysis (“CD&A”), there are factors within our business and industry such as macro-economic trends, foreign exchange rates and raw materials price changes that are largely outside of management’s control. These elements, individually and collectively, contribute significantly to how the Compensation Committee evaluates and determines performance targets in a given year.

•	ISS appears to place negligible importance on strategic, non-financial performance. The Compensation Committee recognizes that non-financial performance is critical to the long-term, sustainable success of the Company and has included goals and performance evaluation for seven non-financial elements in the annual incentive plan. As further detailed on pages 42 and 43 of the CD&A, the Company accomplished multiple achievements in 2016:

•	Maintained world class performance in safety

•	Optimized base business through productivity and cost structure alignment

•	Strategically pursued resilient markets

•	Increased backlog with significant wins in the U.S. Gulf Coast

Management also achieved the non-financial goal of positioning the Company for long-term performance through the proposed merger of equals with Linde.

Based on strong performance in these and other areas, a positive adjustment was made to the payouts.

•	ISS asserts that Praxair had “weak operational performance.” ISS has not defined the term “operational performance” within its report and provides no evidence to support this claim. To the contrary, the ISS Report illustrates that Praxair outperformed ISS selected peers on three key financial return measures – ROA, ROE and ROIC. In addition, Praxair has continued its strong operational performance as discussed below.

Praxair Continues to Deliver Strong Financial Performance

Praxair has consistently delivered strong financial and operating performance as measured by the performance metrics discussed in the Proxy Statement and below. We believe that these metrics are the most appropriate and meaningful for assessing how well-managed Praxair is because these reflect the factors most under the control of management. TSR is an important measure of company performance, which is why we have included it in our 2016-2018 and 2017-2019 PSU awards. However, we also believe that TSR should be considered along with the metrics discussed below.

For purposes of the performance charts below, the industrial gases industry (“IG Industry”) includes Praxair and the following three other competitors that have comparable global industrial gases businesses: Air Liquide, Air Products and Chemicals, Inc., and Linde AG. Comparative data is relative to the simple average of the IG Industry excluding Praxair, and to the S&P 500 Index and/or the S&P 500 Materials Index.

Profitability and Cash Flow. Praxair has consistently delivered strong performance in profitability based upon its substantially greater operating margins. These margins drive superior compound annual growth rate (“CAGR”) and strong cash flow from operations, which, as a percent of sales, is much higher than the IG Industry and the S&P 500 benchmarks.

Return to Shareholders. Praxair’s strong cash flow from operations ($2.8 billion in 2016, representing 26% of sales) enabled the Company to return to shareholders approximately $1.0 billion in 2016 primarily in the form of dividends, and to increase its dividend by 5% beginning in the first quarter of 2017, marking the 24th consecutive annual dividend increase.

Return on Capital and Return on Equity. Praxair has consistently delivered superior return on capital and return on equity.

2014–2016 EPS-measured Performance Share Units Forfeited

As disclosed on page 46 of the Proxy Statement, half of the PSUs awarded in 2014 had pre-established goals based on the Company’s adjusted diluted cumulative EPS growth for the 2014-2016 performance cycle. The awards also provided up to 50% of target shares could be earned where the minimum EPS growth goal was not achieved due to materially adverse and unforeseen market conditions beyond the control of the Company and if the Company’s cumulative operating earnings growth exceeded the average of the same measure of the companies in the Materials Index of the S&P 500 (the “Index”) for the same performance period.

The Compensation Committee determined that the threshold EPS goal had not been met; however, as of the date of the Proxy Statement, it had not determined whether up to 50% of the PSUs could be paid out with respect to operating earnings performance relative to the Index because not all companies in the Index had reported year end results. Subsequent to the date of the Proxy Statement, all of the operating earnings data of the Index companies became available and the Compensation Committee determined that the Company’s cumulative operating earnings growth did not exceed the average of the same measure of the companies in the Index. Therefore, the Compensation Committee determined that these PSUs would be forfeited.

Please contact us with any further questions that you may have as follows:

1.	For questions related to the say-on-pay proposal, contact Shauna Lee-Carmichael at shauna_lee-carmichael@praxair.com.

2.	For questions related to corporate governance or other matters, contact Tony Pepper at tony_pepper@praxair.com.

Dated: April 6, 2017